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                                                                    EXHIBIT 99.1

PRESS RELEASE...      October 26, 1999

STEEL HEDDLE NAMES NEW PRESIDENT

Robert W. Dillon has been named President of Steel Heddle, the Greenville, South Carolina, based textile machinery accessory manufacturer.

Mr. Dillon, a thirty-year Steel Heddle veteran, brings to his new position a strong and unusual combination of experience and expertise in textile technology, sales, marketing, and manufacturing. His career at Steel Heddle began in 1969 following his graduation from the Philadelphia College of Textiles & Science where he received his degree in Textile Marketing & Management.

Mr. Dillon's responsibilities have included District Sales Engineer, Marketing Manager, Vice President of the Heddle Division, and Executive Vice President. In these positions, many of Steel Heddle's major accomplishments have been achieved by expanding its presence in the growing international markets of Japan and Southeast Asia. Steel Heddle, in addition to its leadership position in domestic markets, is now recognized as a global leader in supplying weaving accessories to the world market.

Mr. Dillon becomes only the twelfth President of Steel Heddle in its 101 years of operation. He succeeds B. G. (Bennie) Team, who steps down at the end of October, after serving as president for eight years.

Steel Heddle also operates an expanding Rolled Wire Products Division in Westminster, South Carolina. In addition to its textile wire capabilities, this operation is producing products for the growing photovoltaic wire market, as well as flat wire products for the automotive, electronics, computer and aircraft markets. Other Steel Heddle plants are located in North Carolina and Mexico.

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Mr. Dillon's community service includes ten years on the Board of Trustees for the School District of Greenville County, where he held the position of Chairman for three years. He is a graduate of Leadership Greenville and Leadership South Carolina. He and his wife, Nicki, reside in Greenville. Their daughter, Braeton, is an Economics graduate of Wake Forest and an Investment Analyst with Wachovia's Retirement Plan Security Division.

Son, Tyler, a Clemson Construction Science graduate, is Project Manager with Bovis Construction Group, Memphis, Tennessee.